Exhibit 99.1
News Release
For Immediate Release: June 9, 2016
H&R Block Announces Fiscal 2016 Results and Dividend Increase

•	Company to focus on arresting client decline and reducing costs in fiscal 2017

•
Revenues declined $40.5 million, or 1.3%, in fiscal year 2016 to just over $3 billion primarily due to lower return volume, the impact of the divestiture of H&R Block Bank, and the impact of foreign currency exchange rate fluctuations, partially offset by increased pricing and improved form mix[1]

•	GAAP earnings per share from continuing operations of $1.53; non-GAAP adjusted earnings per share from continuing operations of $1.59 [2,3]

•	Company announced 10% dividend increase and intent to review dividend on an annual basis

•	Repurchased approximately 3.9 million shares during the fourth quarter, bringing total fiscal year 2016 repurchases to 56.4 million shares, or 20.5% of outstanding shares
KANSAS CITY, Mo. - H&R Block, Inc. (NYSE: HRB), the world's largest consumer tax services provider, today released its financial results for the fiscal year ended April 30, 2016. Total revenues decreased $40.5 million, or 1.3%, to just over $3.0 billion, primarily due to lower worldwide client volumes of 4.1%, and the impacts of the divestiture of H&R Block Bank and foreign currency exchange rate fluctuations. This was partially offset by increased pricing and improved form mix in both the assisted and DIY channels as well as improved monetization in DIY. Excluding the impact of the bank divestiture and foreign exchange, total revenues would have increased 0.5%. The company's net income totaled $374.3 million and adjusted EBITDA from continuing operations was $838.7 million. The company's adjusted EBITDA margin from continuing operations was 28%. GAAP earnings per share from continuing operations declined $0.22 to $1.53.

"As I said in April, this season's results are not acceptable," said Bill Cobb, H&R Block's president and chief executive officer. "We are ready to move on. Going forward, we are committed to arresting the client decline and ultimately achieving client growth. We are developing aggressive plans for tax season 2017 that we believe will enable us to achieve this objective."

The company is making strategic changes which it believes will yield positive results in the short- and long-term. Specifically, the company is investing in initiatives aimed at driving client volumes for fiscal year 2017. Such initiatives will be funded through the Company's previously announced cost reduction efforts. Long term, the company is developing innovative solutions designed to enhance the client experience, regardless of how the client chooses to be served.

"I'm excited about the future for this company and the plans we are working on for next tax season," said Cobb. "These plans will challenge us to think differently about certain parts of our business, while building on those areas of the business in which we were successful, such as pricing, mix, improved product attach levels, and the successful launch of our new Block Advisors brand. And having divested H&R Block Bank, we'll execute against those plans with the right capital structure, which reflects the

[1]	All amounts in this release are unaudited. Unless otherwise noted, all comparisons refer to the current period compared to the corresponding prior year period.

[2]
The company reports adjusted financial performance, and other non-GAAP financial measures, which it believes are a better indication of the company's core operations. See “About Non-GAAP Financial Information” below for more information regarding financial measures not prepared in accordance with generally accepted accounting principles (GAAP).

[3]	All per share amounts are based on fully diluted shares at the end of the corresponding period.

repurchase of 20.5% of our outstanding shares during fiscal 2016 and the 10% increase in our quarterly dividend."

Fiscal 2016 Results From Continuing Operations

	Actual		Non-GAAP Adjusted[2]
(in millions, except EPS)	Fiscal Year 2016	Fiscal Year 2015	Fiscal Year 2016	Fiscal Year 2015
Revenue	$3,038	$3,079	N/A	N/A
Pretax Income	$569	$743	$596	$745
Net Income	$384	$487	$400	$488
Weighted-Avg. Shares - Diluted	250.8	277.1	N/A	N/A
EPS	$1.53	$1.75	$1.59	$1.75
EBITDA[2]	$812	$949	$839	$951

CFO Commentary
"Strong cash flow, healthy margins and a history of returning capital to shareholders continue to be the foundation of our operating model and capital strategy," stated Tony Bowen, H&R Block's chief financial officer. "We are confident about the future of H&R Block, which is demonstrated through the repurchase of $2 billion of shares during fiscal year 2016, and our commitment to an annual dividend review announced today."

Income Statement

▪
Revenues decreased 1.3% to just over $3.0 billion, due primarily to lower tax return volumes, the impact of the divestiture of H&R Block Bank, and the impact of foreign currency exchange rate fluctuations. These decreases were partially offset by improved price and form mix in both the U.S. assisted and DIY categories, revenues from acquisitions of franchisees and independent tax preparation businesses, and improved monetization in DIY.

▪
Total operating expenses increased $121.0 million, or 5.3%. The increase was mainly due to occupancy costs and amortization expense which increased as a result of acquisitions of franchisees and independent tax preparation businesses, increased marketing expenses, and fees related to the divestiture of H&R Block Bank and capital structure changes. These increases were partially offset by decreases in compensation and benefits, primarily related to the decrease in tax return volume.

▪	Other income increased $16.4 million primarily as a result of financial reporting changes related to the divestiture of H&R Block Bank.

▪	Interest expense increased $23.7 million from the prior year due to the issuance of $1 billion of long-term debt in September 2015 and increased borrowings under the company's line of credit.

▪	Pretax income decreased 23.3% to $569.5 million.

Balance Sheet

▪
Cash balances decreased $1.1 billion from the prior year mainly due to the net cash payment to the company's bank partner for the transfer of deposit liabilities related to the divestiture of H&R Block Bank and the net impact of capital structure changes, including share repurchases.

▪
Upon divestiture of H&R Block Bank in the second quarter of fiscal 2016, available for sale securities, previously held to meet bank regulatory requirements, were liquidated for approximately $388 million. Additionally, certain liabilities, including all customer banking deposits, were transferred to the company's bank partner.

▪
Long-term debt increased $1 billion from April 30, 2015 due to the issuance of $650 million of 4.125% Senior Notes due 2020 and $350 million of 5.250% Senior Notes due 2025. As of April 30, 2016, the company did not have an outstanding balance on its line of credit.

▪	Stockholders' equity was reduced by repurchases and subsequent retirements of 56.4 million shares of common stock, representing 20.5% of outstanding shares, during the fiscal year for $2.0 billion.

▪
Details regarding the bank divestiture and related agreements, capital structure transactions and share repurchase program can be found in previously issued press releases, as well as Forms 10-Q and 8-K filed with the Securities and Exchange Commission, during fiscal 2016.

Share Repurchases
During the fourth quarter of fiscal 2016, the company repurchased and retired approximately 3.9 million shares at an aggregate amount of $108.4 million, or $27.80 per share. As of April 30, 2016, 220.5 million shares were outstanding.

The company completed these share repurchases under a $3.5 billion share repurchase program approved by the company’s board of directors in August 2015. Under this program, the company has repurchased approximately 56.4 million shares of its common stock, or 20.5% of outstanding shares, for an aggregate purchase amount of $2.0 billion.

Dividends
The Company announced that the board of directors approved an increase in its quarterly dividend of 10%, to $0.22 per share. Going forward, the company is committed to an annual review of its dividend following the end of each fiscal year. Future actions regarding dividends will be dependent upon the board's approval following consideration of operating results, market conditions, and capital needs, among other factors.

A quarterly cash dividend of $0.22 per share is payable on July 1, 2016 to shareholders of record as of June 20, 2016. The July 1 dividend payment will be H&R Block's 215th consecutive quarterly dividend since the company went public in 1962.

Discontinued Operations

▪
Sand Canyon Corporation (SCC), a separate legal entity from H&R Block, Inc., continued to engage in constructive settlement discussions with counterparties that have made a significant majority of previously denied and possible future representation and warranty claims.

▪	SCC's accrual for contingent losses related to representation and warranty claims was $65 million at April 30, 2016.

Conference Call
Discussion of the fiscal 2016 results, future outlook and a general business update will occur during the company’s previously announced fiscal fourth quarter earnings conference call for analysts, institutional investors, and shareholders. The call is scheduled for 4:30 p.m. Eastern time on June 9, 2016. To access the call, please dial the number below approximately 10 minutes prior to the scheduled starting time:

U.S./Canada (888) 895-5260 or International (443) 842-7595
Conference ID: 80848967

The call will also be webcast in a listen-only format for the media and public. The link to the webcast can be accessed directly at http://investors.hrblock.com.

A replay of the call will be available beginning at 7:30 p.m. Eastern time on June 9, 2016, and continuing until July 9, 2016, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International). The conference ID is 80848967. The webcast will be available for replay June 10, 2016 at
http://investors.hrblock.com.

About H&R Block
H&R Block, Inc. (NYSE: HRB) is the world's largest consumer tax services provider. More than 700 million tax returns have been prepared worldwide by and through H&R Block since 1955. In fiscal 2016, H&R Block had annual revenues of over $3.0 billion with 23.2 million tax returns prepared worldwide. Tax return preparation services are provided by professional tax preparers in approximately 12,000 company-owned and franchise retail tax offices worldwide, and through H&R Block tax software products. H&R Block also offers adjacent Tax Plus products and services. For more information, visit the H&R Block Newsroom at http://newsroom.hrblock.com/.

About Non-GAAP Financial Information
This press release and the accompanying tables include non-GAAP financial information. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with generally accepted accounting principles, please see the section of the accompanying tables titled "Non-GAAP Financial Information."

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended April 30, 2015 in the section entitled "Risk Factors” and additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. You may get such filings for free at our website at
http://investors.hrblock.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.
For Further Information
Investor Relations:    Colby Brown, (816) 854-4559, colby.brown@hrblock.com
Media Relations:    Gene King, (816) 854-4672, gene.king@hrblock.com
TABLES FOLLOW

CONSOLIDATED STATEMENTS OF OPERATIONS			(unaudited, in 000s - except per share amounts)
	Three months ended April 30,		Year ended April 30,
	2016	2015	2016	2015

REVENUES:
Service revenues	$2,032,580	$2,013,701	$2,653,936	$2,651,057
Royalty, product and other revenues	264,897	287,669	384,217	427,601
	2,297,477	2,301,370	3,038,153	3,078,658
OPERATING EXPENSES:
Cost of revenues:
Compensation and benefits	544,799	544,588	845,197	852,480
Occupancy and equipment	124,016	115,389	405,123	378,624
Provision for bad debt and loan losses	36,474	30,961	75,395	74,993
Depreciation and amortization	31,670	29,166	115,907	111,861
Other	116,171	96,285	243,930	212,532
	853,130	816,389	1,685,552	1,630,490
Selling, general and administrative:
Marketing and advertising	182,558	165,455	297,762	273,682
Compensation and benefits	48,863	62,830	228,778	238,527
Depreciation and amortization	14,182	14,731	57,691	47,943
Other selling, general and administrative	37,895	26,360	135,178	93,350
	283,498	269,376	719,409	653,502
Total operating expenses	1,136,628	1,085,765	2,404,961	2,283,992

Other income	3,708	487	17,701	1,314
Interest expense on borrowings	(22,633)	(8,560)	(68,962)	(45,246)
Other expenses	(1,117)	2,527	(12,452)	(7,929)
Income from continuing operations before income taxes	1,140,807	1,210,059	569,479	742,805
Income taxes	439,582	465,926	185,926	256,061
Net income from continuing operations	701,225	744,133	383,553	486,744
Net loss from discontinued operations	(563)	(5,292)	(9,286)	(13,081)
NET INCOME	$700,662	$738,841	$374,267	$473,663

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$3.15	$2.70	$1.54	$1.77
Discontinued operations	—	(0.02)	(0.04)	(0.05)
Consolidated	$3.15	$2.68	$1.50	$1.72

WEIGHTED AVERAGE BASIC SHARES	222,098	275,260	249,009	275,033

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$3.13	$2.68	$1.53	$1.75
Discontinued operations	—	(0.02)	(0.04)	(0.04)
Consolidated	$3.13	$2.66	$1.49	$1.71

WEIGHTED AVERAGE DILUTED SHARES	223,622	277,612	250,818	277,136

CONSOLIDATED BALANCE SHEETS	(unaudited, in 000s - except per share amounts)
As of April 30,	2016	2015

ASSETS
Cash and cash equivalents	$896,801	$2,007,190
Cash and cash equivalents — restricted	104,110	91,972
Receivables, net	153,116	167,964
Deferred tax assets and income taxes receivable	—	174,267
Prepaid expenses and other current assets	67,138	70,283
Investments in available-for-sale securities	1,133	439,625
Total current assets	1,222,298	2,951,301
Mortgage loans held for investment, net	202,385	239,338
Property and equipment, net	293,565	311,387
Intangible assets, net	433,885	432,142
Goodwill	470,757	441,831
Deferred tax assets and income taxes receivable	120,123	13,461
Other noncurrent assets	114,762	125,960
Total assets	$2,857,775	$4,515,420
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Customer banking deposits	$—	$744,241
Accounts payable and accrued expenses	259,586	231,322
Accrued salaries, wages and payroll taxes	161,786	144,744
Accrued income taxes	373,754	434,684
Current portion of long-term debt	826	790
Deferred revenue and other current liabilities	243,653	322,508
Total current liabilities	1,039,605	1,878,289
Long-term debt	1,501,925	505,298
Deferred tax liabilities and reserves for uncertain tax positions	132,960	142,586
Deferred revenue and other noncurrent liabilities	160,182	156,298
Total liabilities	2,834,672	2,682,471
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, no par, stated value $.01 per share	2,602	3,166
Additional paid-in capital	758,230	783,793
Accumulated other comprehensive income (loss)	(11,233)	1,740
Retained earnings	40,347	1,836,442
Less treasury shares, at cost	(766,843)	(792,192)
Total stockholders’ equity	23,103	1,832,949
Total liabilities and stockholders’ equity	$2,857,775	$4,515,420

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	(unaudited, in 000s)
Year ended April 30,	2016	2015

NET CASH PROVIDED BY OPERATING ACTIVITIES	$532,394	$626,608

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of available-for-sale securities	—	(90,581)
Sales, maturities of and payments received on available-for-sale securities	436,471	91,878
Principal payments on mortgage loans held for investment, net	33,721	23,886
Capital expenditures	(99,923)	(123,158)
Payments made for business acquisitions, net of cash acquired	(88,776)	(113,252)
Franchise loans:
Loans funded	(22,820)	(49,695)
Payments received	55,007	90,636
Other, net	15,835	21,354
Net cash provided by (used in) investing activities	329,515	(148,932)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of commercial paper	—	(1,049,136)
Proceeds from issuance of commercial paper	—	1,049,136
Repayments of long-term debt	(1,465,000)	(400,000)
Proceeds from issuance of long-term debt	2,461,831	—
Customer banking deposits, net	(326,705)	(28,544)
Transfer of HRB Bank deposits	(419,028)	—
Dividends paid	(201,688)	(219,960)
Repurchase of common stock, including shares surrendered	(2,018,338)	(10,449)
Proceeds from exercise of stock options	25,775	16,522
Other, net	(18,576)	(3,376)
Net cash used in financing activities	(1,961,729)	(645,807)

Effects of exchange rate changes on cash	(10,569)	(9,986)

Net decrease in cash and cash equivalents	(1,110,389)	(178,117)
Cash and cash equivalents at beginning of the year	2,007,190	2,185,307
Cash and cash equivalents at end of the year	$896,801	$2,007,190

SUPPLEMENTARY CASH FLOW DATA:
Income taxes paid, net of refunds received	$165,154	$236,624
Interest paid on borrowings	59,058	44,847
Transfers of foreclosed loans to other assets	3,863	4,805
Accrued additions to property and equipment	2,822	14,282
Conversion of investment in preferred stock to available-for-sale common stock	—	5,000

FINANCIAL RESULTS		(unaudited, in 000s - except per share amounts)
	Three months ended April 30,		Year ended April 30,
	2016	2015	2016	2015
Tax preparation fees:
U.S. assisted	$1,557,712	$1,524,331	$1,890,175	$1,865,438
International	110,894	113,464	190,527	207,772
U.S. digital	188,442	189,309	234,341	231,854
	1,857,048	1,827,104	2,315,043	2,305,064
Royalties	207,173	224,235	266,418	292,743
Revenues from Refund Transfers	110,370	114,622	165,152	171,094
Revenues from Emerald Card®	53,755	63,821	92,608	103,300
Revenues from Peace of Mind® Extended Service Plan	24,066	27,243	86,830	81,551
Interest and fee income on Emerald Advance	24,934	25,763	57,268	57,202
Other	20,131	18,582	54,834	67,704
Total revenues	2,297,477	2,301,370	3,038,153	3,078,658
Compensation and benefits:
Field wages	470,458	466,487	724,019	731,309
Other wages	29,663	45,153	166,445	176,697
Benefits and other compensation	93,542	95,778	183,512	183,001
	593,663	607,418	1,073,976	1,091,007
Occupancy and equipment	124,540	115,512	405,493	375,743
Marketing and advertising	182,558	165,455	297,762	273,682
Depreciation and amortization	45,852	43,898	173,598	159,804
Bad debt	36,474	30,961	75,395	74,993
Supplies	22,994	25,290	36,340	42,872
Other	130,547	97,231	342,397	265,891
Total operating expenses	1,136,628	1,085,765	2,404,961	2,283,992
Other income, net	3,708	487	17,701	1,314
Interest expense on borrowings	(22,633)	(8,560)	(68,962)	(45,246)
Other expenses, net	(1,117)	2,527	(12,452)	(7,929)
Income from continuing operations before income taxes	1,140,807	1,210,059	569,479	742,805
Income taxes	439,582	465,926	185,926	256,061
Net income from continuing operations	701,225	744,133	383,553	486,744
Net loss from discontinued operations	(563)	(5,292)	(9,286)	(13,081)
Net income	$700,662	$738,841	$374,267	$473,663

U.S. TAX OPERATING DATA		(unaudited, in 000s)
Year ended April 30,	2016	2015	% Change
U.S. Tax Returns Prepared: (1)
Company-Owned Operations	8,103	8,634	(6.2)%
Franchise Operations	4,159	4,381	(5.1)%
Total H&R Block Assisted (3)	12,262	13,015	(5.8)%

Desktop (4)	2,085	2,168	(3.8)%
Online (5)	4,670	4,765	(2.0)%
Total H&R Block Tax Software	6,755	6,933	(2.6)%

Free File Alliance	678	676	0.3%
Total H&R Block U.S. Returns	19,695	20,624	(4.5)%

International Tax Returns Prepared:
Canada (2)	2,551	2,658	(4.0)%
Australia	769	768	0.1%
Other	153	115	33.0%
Total International Tax Returns	3,473	3,541	(1.9)%
Tax Returns Prepared Worldwide	23,168	24,165	(4.1)%

(1)	Amounts have been reclassified between company-owned and franchise for offices which were refranchised or repurchased by the company during either year.

(2)
In fiscal years 2016 and 2015, the end of the Canadian tax season was extended from April 30 into May. Tax returns prepared in Canada in fiscal years 2016 and 2015 includes approximately 93 thousand and 131 thousand returns, respectively, in both company-owned and franchise offices which were accepted by the client after April 30. The revenues related to these returns were recognized in fiscal years 2017 and 2016, respectively.

(3)
An assisted return is defined as an individual tax return that has been accepted by the client who has either paid for tax preparation services or settled with a refund transfer. It also includes extensions and business returns.

(4)	A desktop return is defined as an individual tax return that has been electronically filed and accepted by the IRS.

(5)	An online return is defined as an individual tax return that has been electronically filed and accepted by the IRS or purchased with a credit card and printed for mailing.

NON-GAAP FINANCIAL MEASURES	(unaudited, in 000s - except per share amounts)
Reconciliation of EBITDA from Continuing Operations	Three months ended April 30,		Year ended April 30,
	2016	2015	2016	2015

Net income - as reported	$700,662	$738,841	$374,267	$473,663

Add back :
Discontinued operations	563	5,292	9,286	13,081
Income taxes	439,582	465,926	185,926	256,061
Interest expense	22,634	8,733	69,141	45,928
Depreciation and amortization	45,852	43,898	173,598	159,804
	508,631	523,849	437,951	474,874

EBITDA from continuing operations	1,209,293	1,262,690	812,218	948,537

NON-GAAP FINANCIAL MEASURES				(unaudited, in 000s - except per share amounts)
Reconciliation of Other Non-GAAP Financial Measures	Three months ended April 30,
	2016			2015
	Pretax income	Net income	EBITDA	Pretax income	Net income	EBITDA

From continuing operations	$1,140,807	$701,225	$1,209,293	$1,210,059	$744,133	$1,262,690

Adjustments (pretax):
Loss contingencies - litigation	961	961	961	(4,545)	(4,545)	(4,545)
Severance	12,001	12,001	12,001	5,648	5,648	5,648
Costs related to HRB Bank and recapitalization transactions	—	—	—	118	118	118
Losses (gains) on AFS securities	—	—	—	148	148	148
Gain on sales of tax offices/businesses	—	—	—	(1,208)	(1,208)	(1,208)
Tax effect of adjustments (2)	—	(5,047)	—	—	(86)	—
	12,962	7,915	12,962	161	75	161

As adjusted - from continuing operations	$1,153,769	$709,140	$1,222,255	$1,210,220	$744,208	$1,262,851

Adjusted EBITDA margin (1)			53%			55%
Adjusted EPS		$3.16			$2.68

Reconciliation of Other Non-GAAP Financial Measures	Year ended April 30,
	2016			2015
	Pretax income	Net income	EBITDA	Pretax income	Net income	EBITDA

From continuing operations	$569,479	$383,553	$812,218	$742,805	$486,744	$948,537

Adjustments (pretax):
Loss contingencies - litigation	1,978	1,978	1,978	(3,936)	(3,936)	(3,936)
Severance	12,001	12,001	12,001	6,699	6,699	6,699
Costs related to HRB Bank and recapitalization transactions	20,722	20,722	20,722	238	238	238
Losses (gains) on AFS securities	(8,138)	(8,138)	(8,138)	124	124	124
Gain on sales of tax offices/businesses	(127)	(127)	(127)	(656)	(656)	(656)
Tax effect of adjustments (2)	—	(10,176)	—	—	(963)	—
	26,436	16,260	26,436	2,469	1,506	2,469

As adjusted - from continuing operations	$595,915	$399,813	$838,654	$745,274	$488,250	$951,006

Adjusted EBITDA margin (1)			28%			31%
Adjusted EPS		$1.59			$1.75

[1]	Adjusted EBITDA margin from continuing operations is computed as adjusted EBITDA from continuing operations divided by revenues from continuing operations.

[2]	Tax effect of adjustments is computed as the pretax effect of the adjustments multiplied by our effective tax rate before discrete items.

NON-GAAP FINANCIAL MEASURES	(unaudited, in 000s - except per share amounts)
	Three months ended April 30,		Year ended April 30,
Supplemental Information	2016	2015	2016	2015

Stock-based compensation expense:
Pretax	$2,434	$5,379	$23,540	$26,068
After-tax	1,405	3,155	14,478	15,918
Amortization of intangible assets:
Pretax	$18,130	$17,315	$72,762	$58,521
After-tax	10,913	10,316	44,752	35,736

NON-GAAP FINANCIAL INFORMATION
The accompanying press release contains non-GAAP financial measures. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Because these measures are not measures of financial performance under GAAP and are susceptible to varying calculations, they may not be comparable to similarly titled measures for other companies.
We consider our non-GAAP financial measures to be performance measures and a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of items that are not indicative of our core operating performance.
The following are descriptions of adjustments we make for our non-GAAP financial measures:

▪	We exclude losses from settlements and estimated contingent losses from litigation and favorable reserve adjustments. This does not include legal defense costs.

▪	We exclude non-cash charges to adjust the carrying values of goodwill, intangible assets, other long-lived assets and investments to their estimated fair values.

▪	We exclude severance and other restructuring charges in connection with the termination of personnel, closure of offices and related costs.

▪	We exclude the gains and losses on business dispositions, including investment banking, legal and accounting fees from both business dispositions and acquisitions.

▪	We exclude the gains and losses on extinguishment of debt.
We may consider whether other significant items that arise in the future should also be excluded from our non-GAAP financial measures.
We measure the performance of our business using a variety of metrics, including EBITDA from continuing operations, adjusted EBITDA and EBITDA margin from continuing operations, adjusted pretax and net income of continuing operations, and adjusted diluted earnings per share from continuing operations. Adjusted EBITDA from continuing operations, adjusted pretax and net income from continuing operations, and adjusted diluted earnings per share from continuing operations eliminate the impact of items that we do not consider indicative of our core operating performance and, we believe, provide meaningful information to assist in understanding our financial results, analyzing trends in our underlying business, and assessing our prospects for future performance. We also use EBITDA from continuing operations and pretax income of continuing operations, each subject to permitted adjustments, as performance metrics in incentive compensation calculations for our employees.